Exhibit 10.1(b)

                                AMENDMENT TO THE
                   AMENDED AND RESTATED PAYLESS CASHWAYS, INC.
                           1998 OMNIBUS INCENTIVE PLAN

         The Amended and Restated Payless Cashways, Inc. 1998 Omnibus Incen-tive Plan is hereby amended by deleting Section 4 (a) in its entirety and adding a new Section 4(a) to read as follows:

         (a) Subject to adjustment as provided in Section 4(c) hereof, a total of Three Million (3,000,000) Shares shall be available for the grant of Awards under the Plan; provided, however, that not more than Four Hundred Eighty Thousand (480,000) of such Shares shall be issued as Restricted Stock and that no more than Two Hundred Thousand (200,000) shares of Restricted Stock shall be issued in any one fiscal year. Any Shares issued hereunder may consist of authorized and unissued shares or treasury shares. If any Shares subject to any Award granted hereunder, or to which such an Award relates, are forfeited or such Award otherwise terminates without the issuance of such Shares or of other consideration in lieu of such Shares, the Shares subject to such Award, or to which such Award relates, to the extent of any such forfeiture or termination, shall again be available for grant under the Plan. In addition, to the extent permitted by Code Section 422, any Shares issued by, and any Awards granted by or that become obligations of, the Company through or as the result of the assumption of outstanding grants or the substitution of Shares under outstanding grants of an acquired company shall not reduce the Shares available for grants under the Plan.

         This Amendment is effective October 18, 2000.

                                                     PAYLESS CASHWAYS, INC.



                                                     By: